Exhibit 2
EXECUTION COPY
ESCROW AGREEMENT
This Escrow Agreement, dated as of May 19, 2010 (the “Agreement”), is by and among Pharmaceutical Financial Syndicate, LLC, a Delaware limited liability company (“Buyer”), Frost Gamma Investments Trust, a Florida trust, as a shareholder and as the “Representative” pursuant to this Agreement, Subbarao Uppaluri, Steven D. Rubin and Jane Hsiao (collectively, the “Frost Group Shareholders” and individually, a “Frost Group Shareholder”) (the Frost Group Shareholders and together with Buyer, sometimes referred to individually as “Party” or collectively as the “Parties”) and Wells Fargo Bank, National Association, as escrow agent (“Escrow Agent”). Capitalized terms used in this Agreement but not otherwise defined shall have the respective meanings ascribed to such terms in the Stock Purchase Agreement, dated as of May 19, 2010 (the “Stock Purchase Agreement”), by and among Buyer and the Frost Group Shareholders.
WHEREAS, pursuant to the Stock Purchase Agreement, Buyer will acquire shares of common stock and warrants for shares of common stock of Winston Pharmaceuticals, Inc. (“WPI”) for cash consideration and the issuance of non-recourse promissory notes in the aggregate original principal amount of $10,263,500 (collectively, the “Notes”).
WHEREAS, pursuant to the Stock Purchase Agreement, Buyer will acquire 7.143% of the Acquired Securities outright and 92.857% of the Acquired Securities (consisting of 17,085,011 shares of common stock and 8,319,035 warrants) will be placed in the escrow established by this Agreement. Acquired Securities placed in escrow are referred to as “Escrow Securities” and will be released from escrow against payment (including partial payment) of the Notes as set forth herein.
WHEREAS, Escrow Agent has agreed to accept, hold, administer and disburse the securities and funds deposited with it and the earnings thereon in accordance with the terms of this Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
Section 1. Definitions
The following terms shall have the following meanings when used in this Agreement:
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in Section 11 is authorized or required by law or executive order to remain closed.
“Escrow Securities” means common shares and warrants for common shares of WPI deposited with Escrow Agent (initially being 17,085,011 and 8,319,035, respectively) (the “Escrow Deposit”), together with Escrow Income.
“Escrow Income” means any interest, dividends or income or proceeds that may accrue on the Escrow Deposit and the Escrow Funds.
“Escrow Funds” means amounts payable under the Notes.
“Joint Written Direction” means a written direction executed by Representative and an authorized officer of Buyer directing Escrow Agent to take or refrain from taking any action pursuant to this Agreement.

Section 2. Establishment of Escrow Accounts
(a) The Frost Group Shareholders and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Deposit, agrees to hold, invest and disburse the Escrow Securities in accordance with this Agreement.
(b) On the date of this Agreement, each of the Frost Group Shareholders will, in satisfaction of its obligations to the Buyer under the Stock Purchase Agreement, transfer the Escrow Deposit to Escrow Agent by depositing with Escrow Agent certificates for all of the Escrow Securities, with stock powers assigning the Escrow Securities to Buyer.
(c) Escrow Agent shall establish a special escrow account, shall keep such account separate and apart from all other funds and assets held by it, and shall hold the Escrow Securities in escrow and administer the Escrow Securities pursuant to the terms and conditions of this Agreement.
(d) The Escrow Funds shall be deposited by Buyer with Escrow Agent and held in the separate account.
(e) The Escrow Securities and Escrow Funds are referred to herein as the “Escrow”.
(f) Except to the extent that and until Representative (on behalf of the Frost Group Shareholders) or Buyer is or becomes expressly entitled to a distribution of all or a portion of the Escrow pursuant to the terms of this Agreement, the Frost Group Shareholders and Buyer intend, and hereby inform Escrow Agent, that the Escrow shall constitute an escrow account in which neither the Frost Group Shareholders nor Buyer nor their respective creditors have any legal or equitable right, title or interest of any kind whatsoever, except for such rights, title and interests as are expressly conveyed by the terms and conditions of this Agreement.
Section 3. Claims Against the Escrow, Voting and Sale of Escrow Securities
(a) It is agreed that Representative and Buyer shall authorize the Escrow Agent to release all of the Escrow Securities with stock powers to Buyer upon payment of the entire principal balance and all accrued interest under the Notes.
(b) It is agreed that Representative and Buyer shall authorize the Escrow Agent from time to time to release a pro rata portion of the Escrow Securities to Buyer upon payment of a portion, but less than all, of the principal balance of the Notes (together with all accrued interest). The amount of Escrow Securities to be released upon any partial payment shall be calculated by Representative and Buyer as follows: (i) amount of partial principal payment, divided by (ii) the original principal amount, multiplied by (iii) the number of Escrow Securities originally deposited. The Escrow Securities released will be divided between common shares and warrants in the proportion the same where originally deposited into Escrow. All payments under the Notes shall be deposited into Escrow and will be released to the Representative following release to Buyer of the requisite amount of Escrow Securities.
(c) It is agreed that in the event that there is an Event of Default under the Notes (as defined in the Notes), Representative and Buyer shall authorize the Escrow Agent to convey the then remaining Escrow Securities to Representative; said conveyance shall be considered to be in full satisfaction of the outstanding balance of the Notes.
(d) It is agreed that Representative and Buyer shall authorize the Escrow Agent to release all or any portion of the Escrow Securities that Buyer desires be sold (in an underwritten public offering or otherwise), provided that the price obtained is based on a per share common stock price of at least the per share Purchase Price as set forth in the Stock Purchase Agreement, subject to adjustment in the event of any stock splits or combinations, stock dividends or distributions, or similar transactions involving the Acquired Securities. Additionally, in the event of an underwritten offering of WPI, Representative shall have the right to cause the sale of some or all of the Escrowed Securities in such offering and, in such case, it is agreed that Representative and Buyer shall authorize the Escrow Agent to release such number of Escrowed Securities that the Buyer desires to be sold in the underwritten public offering. In either such event, proceeds of the sale would be used to pay accrued but unpaid interest and then principal under the Notes. All such proceeds would be deposited into Escrow and released to Representative immediately after deposit.
(e) Buyer and Representative agree to promptly authorize the Escrow Agent to take action consistent with paragraphs (a), (b), (c) and (d), above, and the Escrow Agent shall make disbursements upon receipt of:
(1) a Joint Written Direction (not to be unreasonably withheld or delayed by either Party); or
(2) a copy of a final and non-appealable determination or award rendered by an arbitrator, arbitration panel or court with jurisdiction over the matter (an “Award Notice”), stating that the amount referred to in such Award Notice is payable as provided in such determination or award. An Award Notice shall be accompanied by a letter from counsel to the presenting Party that such determination or award is final, non-appealable and issued under competent jurisdiction.
(f) The Parties hereby agree to use reasonable efforts to resolve any disputes or objections relating to a request for a disbursement of any or all of the Escrow Securities and will work in good faith to timely deliver a Joint Written Direction (or resolve any disputes with respect thereto) in connection with a disbursement of any or all or the Escrow Securities.
(g) It is agreed that (i) Buyer shall have the right to vote all of the Escrow Securities on any and all matters and (ii) any dividends payable with respect to the Acquired Securities shall be considered Escrow Income and shall remain in the escrow account until disbursements are made pursuant to this Agreement.
(h) The Escrow Agent’s sole obligation with respect to the Escrow Securities shall be to deliver such Escrow Securities and associated stock powers to the appropriate party (if the entire amount of such Escrow Securities are being released) or to deliver such Escrow Securities and associated stock powers to the WPI along with appropriate instructions to (i) issue new certificates in the name of the person or party in the amount of shares such person or party is entitled to receive and (ii) issue new certificates in the name of Buyer for the balance of such Escrow Securities. The Representative agrees to deposit new associated stock powers in the event of another partial distribution of Escrow Securities. The Escrow Agent shall have no liability in the event of any mistake, delay or failure to act on the part of the stock transfer agent with respect to the Escrow Securities.
(i) Pursuant to Section 4.4(a) of the Stock Purchase Agreement, Buyer shall cause the Escrow Securities consisting of warrants to be exercised (including at Buyer’s option via so-called “cashless” exercise) immediately prior to the earlier of (i) the consummation of a Sale of WPI (as defined in the Notes) or (ii) the date of expiration of such warrants by their terms; provided that in each case Buyer shall have no obligation to cause such warrants to be exercised if, on the date of such exercise, the per share value of WPI common stock, as determined in good faith by the board of directors of WPI, is less than the per share exercise price of such warrants (i.e., the warrants are not “in the money”).

(j) Pursuant to Section 4.4(b) of the Stock Purchase Agreement, in the event of a Sale of WPI (as defined in the Notes), Buyer shall cause all Escrow Securities consisting of shares of common stock to be treated in the same manner as all other shares of WPI Common Stock in such Sale transaction. Upon such a Sale of WPI, Buyer and Representative agree to promptly authorize the Escrow Agent to take action consistent with this paragraph (j).
Section 4. Investment
During the term of this Agreement, any cash portion of the Escrow shall be invested in a money market mutual fund, including without limitation a Wells Fargo Advantage Funds Money Market Fund selected by Buyer and Representative and as set forth in Schedule 1 attached hereto, and as shall be acceptable to the Escrow Agent, based upon prospectuses previously delivered upon request to Buyer and Representative. Written investment instructions from Representative and Buyer, if any, shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. Representative and Buyer recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Fund or the purchase, sale, retention or other disposition of any investment described herein. Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of Representative and Buyer to give the Escrow Agent instructions to invest or reinvest the Escrow Fund. Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. All Escrow Income belongs to the Frost Group Shareholders, and shall be disbursed to the Representative on behalf of the Frost Group Shareholders at the written instruction of the Representative.
Section 5. Full Release of Escrow and Representative Responsibilities
(a) When all Escrow Securities and other amounts have been released from Escrow, this Agreement shall automatically terminate; provided that Sections 8 and 9 shall survive the termination of this Agreement.
(b) Representative agrees that it shall be solely responsible for making the appropriate payments to the Frost Group Shareholders and that neither Buyer nor its affiliates shall have any liability whatsoever in connection with any such apportionment or distribution.
Section 6. Escrow Agent
(a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Stock Purchase Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Stock Purchase Agreement, any schedule or exhibit attached to the Escrow Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. Concurrent with the execution of this Agreement, the Representative and Buyer shall deliver a Certificate as to Authorized Signers substantially in the form of Schedule 2 to this Agreement to the Escrow Agent, which schedule may be executed in counterparts. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit.
(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to any Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through attorneys, and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) for any action taken or omitted by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in Escrow until it shall be given a direction in writing by the Buyer and the Representative which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. Except in the event of willful misconduct or gross negligence of the Escrow Agent, the Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.
Section 7. Succession
(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Sections 8 and 9 hereunder. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Agreement.
(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act, any provision herein to the contrary notwithstanding.
(c) The Escrow Agent may be removed and discharged from its duties or obligations hereunder at any time whether or not for cause upon mutual agreement by the Parties and by delivery of a joint written notice from the Parties of such removal to the Escrow Agent specifying a date when such removal shall take effect and appointing a successor agent or providing for other appropriate relief. Escrow Agent’s sole responsibility after receipt of such joint written notice shall be to hold the Escrow (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of the joint written notice from the Parties, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Sections 8 and 9 hereunder.
Section 8. Compensation and Reimbursement
Buyer and Representative agree to (i) pay the Escrow Agent’s fees in the amounts and on the dates specified in Exhibit A attached hereto, and (ii) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the preparation, negotiation, execution, performance, delivery, modification and termination of this Agreement. Buyer and Representative agree that the fees and expenses of the Escrow Agent pursuant to this Section 8 shall be borne equally by Buyer and Representative.
Section 9. Indemnity
The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, agents and employees (the “indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including, without limitation, the reasonable fees and expenses of outside counsel and experts and their staffs and all reasonable expense of document location, duplication and shipment) (collectively “Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the indemnitee, except in the case of any indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (b) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Fund for the payment of any claim for indemnification, fees, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow for its own account or for the account of an indemnitee any amounts finally determined to be due to the Escrow Agent or to an indemnitee under this Section 9. The obligations contained in this Section 9 shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent.
Section 10. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.
(b) Taxpayer Identification Numbers (“TINs”). The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) W-9 and/or other required documentation.
(c) Tax Reporting. All cash Escrow Income or other cash income earned under this Agreement shall be allocated to the Frost Group Shareholders and all other Escrow Income earned under this Agreement shall be allocated to the Buyer and, in each case, reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Income by the Frost Group Shareholders or Buyer, as the case may be, whether or not said income has been distributed during such year. Any income allocated to or reported as earnings against the Frost Group Shareholders shall be allocated and reported in accordance with Schedule 3 to this Agreement. Any other tax returns required to be filed with respect to the Escrow Income will be prepared and filed by Representative and/or Buyer with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). Representative and Buyer acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Deposit or Escrow Income. In the absence of written direction from the Representative and Buyer, all proceeds of the Escrow Income shall be retained in the Escrow Income and reinvested from time to time by the Escrow Agent as provided in this Agreement. Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.
Section 11. Notices
Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be conclusively deemed to have been duly given (i) when hand delivered to the other parties; (ii) upon written confirmation of receipt, when sent by facsimile to the number set forth below or email to the address set forth below; (iii) five Business Days (as hereafter defined) after deposit in the U.S. mail, postage prepaid and addressed to the other parties at the address set forth below; or (iv) the next Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next Business Day delivery guaranteed. Each person making a communication hereunder by facsimile or email will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or email pursuant hereto but the absence of such confirmation will not affect the validity of any such communication. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 11, by giving the other parties written notice of the new address in the manner set forth above.

If to Representative:	Frost Gamma Investments Trust
4400 Biscayne Boulevard
Miami, Florida 33137
Facsimile: (305) 575-6444
E-mail: pf@thefrostgrp.com

With a copy to:	Steven D. Rubin
4400 Biscayne Boulevard
Miami, Florida 33137
Facsimile: (305) 575-6444
E-mail: sr@thefrostgrp.com

If to Buyer:	Pharmaceutical Financial Syndicate, LLC
100 Fairway Drive, Suite 134
Vernon Hills, Illinois 60061
Attn.: Joel E. Bernstein, M.D.
Facsimile: (847) 362-0794
E-mail: joel@winstonlabs.com

With a copy to:	Levenfeld Pearlstein, LLC
2 North La Salle Street, Suite 1300
Chicago, Illinois 60602
Attn: Russell Shapiro, Esq.
Facsimile: (312) 346-8434
E-mail: rshapiro@lplegal.com

If to the Escrow Agent:	Wells Fargo Bank, National Association
230 West Monroe, Suite 2900
Chicago, IL 60606
Attn.: Sara Bergthold, Corporate Trust Services
Facsimile: (312) 726-2158
E-mail: sara.e.bergthold@wellsfargo.com
In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.
Section 12. Compliance with Court Orders
In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 13. Representative
Each of the Frost Group Shareholders, by the execution of this Agreement, hereby irrevocably appoints the Representative as the agent, proxy and attorney-in-fact for such Frost Group Shareholder for all purposes of this Agreement and the execution and performance hereof and thereof. Without limitation of the generality of the foregoing, Representative shall have the right, power and authority on behalf of each Frost Group Shareholder (a) to disburse any funds received to each Frost Group Shareholder; (b) to execute and deliver on behalf of each Frost Group Shareholder any amendment or waiver hereto; (c) to take all other actions to be taken by or on behalf of each Frost Group Shareholder in connection herewith, including authorizing the release of Escrow Securities; and (d) to give and receive all notices required to be given and to do each and every act and exercise any and all rights which each Frost Group Shareholder collectively are permitted or required to do or exercise under this Agreement. Each of the Frost Group Shareholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Frost Group Shareholder. Each Frost Group Shareholder acknowledges and agrees that upon execution of this Agreement, any delivery by the Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Representative or any decisions made by the Representative pursuant to this Section 13, such Frost Group Shareholder shall be bound by such documents or decisions as fully as if such Frost Group Shareholder had executed and delivered such documents or made such decisions. The Buyer and the Escrow Agent shall be entitled to rely upon the actions of Representative.
Section 14. Miscellaneous
The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 7, without the prior consent of the Escrow Agent and the other Parties. Buyer may, without the consent of the Escrow Agent or Representative, assign its rights hereunder, in whole or in part, to one or more Affiliates of Buyer which shall assume Buyer’s obligations and liabilities hereunder; provided, that Buyer provides written notice of such assignment to the Escrow Agent and Buyer’s assignee submits the required identifying information pursuant to the USA PATRIOT Act. This Agreement shall be construed and interpreted according to the internal laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties only in the courts of the State of New York, City of New York, Borough of Manhattan, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. THE PARTIES HERETO WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 9 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.
[The next page is the signature page]

IN WITNESS WHEREOF, the parties have been duly executed this Agreement as of the date first above written.

Pharmaceutical Financial Syndicate, LLC
By
Its

Frost Gamma Investments Trust, a Florida trust
By:
Phillip Frost, M.D., Trustee

Wells Fargo Bank, National Association, as Escrow Agent
By
Its

Frost Group Shareholders:

Subbarao Uppaluri

Steven D. Rubin

Jane Hsiao

[Signature page to the Escrow Agreement]

Schedule 1
Agency and Custody Account Direction
For Cash Balances
Direction to use Wells Fargo Advantage Funds for Cash Balances for the escrow account or accounts (the “Account”) established under the Agreement to which this Schedule 1 is attached.
The Escrow Agent is hereby directed to invest, as indicated below or as the undersigned shall direct further from time to time, all cash in the Account in the following money market portfolio of Wells Fargo Advantage Funds (the “Fund”) or another permitted investment of my choice (Check One):
☐	Wells Fargo Advantage Funds, 100% Treasury Money Market Fund

☐	Wells Fargo Advantage Funds, Government Money Market Fund

☐	Wells Fargo Advantage Funds, Cash Investment Money Market Fund

☐	Wells Fargo Advantage Funds, Prime Investment Money Market Fund

☐	Wells Fargo Advantage Funds, Treasury Plus Money Market Fund

☐	Wells Fargo Advantage Funds, Heritage Money Market Fund

☐	Wells Fargo Advantage Funds, National Tax-Free Money Market Fund
The undersigned acknowledge that they have received, at their request, and reviewed the Fund’s prospectus and have determined that the Fund is an appropriate investment for the Account.
The undersigned understand from reading the Fund’s prospectus that Wells Fargo Funds Management, LLC (“Wells Fargo Funds Management”), a wholly-owned subsidiary of Wells Fargo & Company, provides investment advisory and other administrative services for the Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide sub-advisory and other services for the Funds. Boston Financial Data Services serves as transfer agent for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member NASD/SIPC, an affiliate of Wells Fargo & Company. The undersigned also understand that Wells Fargo & Company will be paid, and its bank affiliates may be paid, fees for services to the Funds and that those fees may include Processing Organization fees as described in the Fund’s prospectus.
The undersigned understand that the Escrow Agent will not exclude amounts invested in the Fund from Account assets subject to fees under the Account agreement between us.
The undersigned understand that investments in the Fund are not obligations of, or endorsed or guaranteed by, Wells Fargo Bank or its affiliates and are not insured by the Federal Deposit Insurance Corporation.
The undersigned acknowledge that they have full power to direct investments of the Account.
The undersigned understand that they may change this direction at any time and that it shall continue in effect until revoked or modified by joint written notice of the undersigned to the Escrow Agent.
Representative and Buyer understand that if they choose to communicate this investment direction solely via facsimile, then the investment direction will be understood to be enforceable and binding.

Pharmaceutical Financial Syndicate, LLC	Frost Gamma Investments Trust

Date	Date

Schedule 2

Certificate as to Authorized Signatures
If to Buyer
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Buyer and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Agreement to which this Schedule 2 is attached, on behalf of Buyer.

	Name	Title	Signature

1.

2.

3.

If to Representative
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Representative and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Agreement to which this Schedule 2 is attached, on behalf of the Frost Group Shareholders.

	Name	Title	Signature

1.

2.

3.

Schedule 3

Frost Group Shareholders’ Pro-Rata Share of the Escrow

Name	TIN	Pro-Rata Share

Frost Gamma Investments Trust		96.86147766%

Subbarao Uppaluri		1.12258664%

Steven D. Rubin		1.12258664%

Jane Hsiao		0.89334896%

The address for each Frost Group Shareholder is:
4400 Biscayne Boulevard
Suite 1500
Miami, Florida 33137

Exhibit A
Escrow Agent’s Fees
ESCROW AGENT FEES

Acceptance and Initial Account Set-up Fee:	$1,500
Initial Fees as they relate to Wells Fargo Bank acting in the capacity of Escrow Agent — includes examination of the document, acceptance of appointment; setting up of Account(s) and accounting records; coordination of receipt of funds for deposit to the Account(s); and due diligence performed on all parties to the agreements.

Annual Administration Fee:	$3,500
For ordinary administration services as Escrow Agent and when funded — includes daily routine account management; investment transactions; cash transaction processing (including wires and check processing); monitoring claim notices pursuant to the agreement; disbursement of the funds in accordance with the agreement; and mailing of trust account statements to all applicable parties. Tax reporting is included for up to one (1) entity.
The Annual Administration Fee is payable annually in advance, with the first installment due at the time of Agreement execution. Except in the event of the resignation of the Escrow Agent, the Annual Administration Fee will not be prorated in case of early termination.

Out-of-Pocket Expenses:	Billable at Cost
We only charge for out-of-pocket expenses in response to specific tasks assigned by the client. Therefore, we cannot anticipate what specific out-of-pocket items will be needed or what corresponding expenses will be incurred. Possible expenses would be, but are not limited to, express mail and messenger charges, travel expenses to attend closing or other meetings. There are no charges for indirect out-of-pocket expenses.